Exhibit 5

ALLEN & OVERY

WPP Group plc 27 Farm Street London W1J 5RJ	Allen & Overy LLP One New Change London EC4M 9QQ United Kingdom Tel +44 (0)20 7330 3000 Fax +44 (0)20 7330 9999

Our ref RKJB/16432-00402 CO:1537594.3

31 January, 2005

Dear Sirs,

Registration Statement on Form F-4 of WPP Group plc (the Registration Statement)

We have acted as legal advisers to WPP Group plc (the Company) as to English law in connection with the proposed registration under the United States Securities Act of 1933, as amended, of ordinary shares of nominal value 10 pence each of the Company (the Ordinary Shares) to be issued in connection with the Agreement and Plan of Merger dated as of 11 September, 2004 by and among the Company, Grey Global Group Inc. (Grey) and Abbey Merger Corporation (the Merger Agreement) and the First Amendment to the Merger Agreement dated as of 1 December, 2004 providing for the merger (the Merger) of Grey with and into Abbey Merger Corporation pursuant to Delaware law.

We have examined the following documents:

(a)	certified copies of the certificate of incorporation of the Company, certificate of incorporation on re-registration of the Company as a public company and certificate of incorporation on change of name of the Company;

(b)	the memorandum and articles of association of the Company certified as being those now in force;

(c)	certified copies of minutes of meetings of the Board of Directors of the Company held on 7 September, 2004 and 10 September, 2004 and of the meeting of a committee of the board of directors of the Company held on 25 January, 2005;

(d)	such other corporate records and documents as we have deemed necessary or appropriate for the purpose of this opinion.

This opinion is confined solely to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws including, in particular, the laws of the United States of America, the laws of the States of Delaware or New York or any other State of the United States of America or any political sub-division thereof.

In considering the above documents and in giving this opinion we have assumed (with your agreement) that:

(a)	in so far as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London EC4M 9QQ. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin, Warsaw.

(b)	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

(c)	the conformity to originals of all documents supplied to us as certified or facsimile copies;

(d)	where a document has been examined by us in draft or specimen form, it will be or has been executed or issued in the form of that draft or specimen;

(e)	all material matters stated in any documents on which we have relied are and remain accurate;

(f)	no law of any jurisdiction other than England affects our conclusions;

(g)	the memorandum and articles of association of the Company referred to above are currently in force;

(h)	the meetings of the board of directors of the Company referred to above were duly convened and held on 7 September, 2004 and 10 September, 2004 and the meeting of the committee of the board of directors of the Company referred to above was duly convened and held on 25 January, 2005, in each case as evidenced by the minutes referred to above; at such meetings a quorum of directors were present and acting throughout; the resolutions referred to in such minutes were duly passed and have not been amended, modified, revoked or superseded and are in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at any of such meetings duly disclosed his interest therein and was entitled to count in the quorum of such meeting and to vote on the resolutions proposed thereat and such minutes are a true and correct record of the proceedings therein;

(i)	the certificate of the secretary of the Company provided to us and dated 25 January, 2005 is and remains true and accurate in all respects;

(j)	the number of Ordinary Shares issued by the Company pursuant to the Merger is less than or equal to 393,342,220; and

(k)	admission of the Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission Standards of the London Stock Exchange plc.

On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that the Ordinary Shares to be issued by the Company pursuant to and in accordance with the Merger will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason of their being such holders.

This opinion is addressed to you solely for your own purpose in connection with the Registration Statement and may not be transmitted or disclosed to or used or relied upon by any other person or for any other purposes without our prior written consent. We give such consent in relation to the filing of this letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended.

Yours	faithfully,

/S/    ALLEN & OVERY LLP

Allen & Overy LLP